UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a -101)
Information Required in a Proxy
Statement Schedule 14a Information

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the Securities Exchange Act of 1934 (Amendment No.      )

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FIRST EAGLE FUNDS

(Name of Registrant as Specified In Its Charter)

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First Eagle Global Fund First Eagle Gold Fund First Eagle Rising Dividend Fund First Eagle High Yield Municipal Fund	First Eagle U.S. Fund First Eagle Global Income Builder Fund First Eagle Small Cap Opportunity Fund First Eagle Short Duration High Yield Municipal Fund

Adjourned Special Meetings of Shareholders: July 28, 2025

June 30, 2025

Dear Shareholder,

You are a shareholder in one or more of the above listed First Eagle Funds (the “Funds”). Even though there has been a strong vote response regarding the Special Meeting of Shareholders, each Fund has been adjourned until July 28, 2025.

Because the Funds are predominantly owned by retail shareholders like you, we ask that you join your fellow shareholders who have voted by signing, dating and mailing your proxy card in the postage paid return envelope today. Or please follow the voting instructions on your proxy card to vote by internet or telephone.

We are encouraged that a minimum of 90% of shares voted in each fund support the proposal for a “new” investment advisory agreement. The new agreement is identical to the original agreement. There are NO fee increases, and the same portfolio managers will continue to manage the Funds . Shareholder approval is being requested due to a transaction in which Genstar Capital, will own a majority investment in First Eagle Holdings, Inc, the parent of First Eagle Investment Management, LLC, the adviser to the Funds (the “Adviser”).

Your First Eagle Fund Board unanimously supports the proposal and recommends all Shareholders vote FOR.

If you have any questions regarding the proxy or need assistance in voting, please call our proxy solicitor, Sodali & Co. at 1-833-876-6941. Please note that you may receive a call from Sodali. You can vote over the phone with the representative.

Thank you,

MEHDI MAHMUD
PRESIDENT

First Eagle Funds

FEF_ADJ_6.25